EXHIBIT 10.40

Settlement and Termination Agreement

This Settlement and Termination Agreement, dated December 19, 2002 (the “Agreement”), is made by and between

Celltech Pharmaceuticals Inc. (formerly known as Medeva Pharmaceuticals Inc.), a corporation organized under the laws of Delaware (“Celltech”) and Medeva Limited (Formerly known as Medeva plc) a company organized under the laws of England (“Medeva”) and an affiliate of Celltech; and

Targeted Genetics Corporation, a corporation organized under the laws of Washington state (“Targeted”).

Celltech, Medeva and Targeted may be referred to herein collectively as the “Parties”. Defined terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Master Agreement.

Recitals

A.    Celltech and Targeted are parties to a master agreement dated September 23, 1998 (the “Master Agreement”). Pursuant to the Master Agreement, the Celltech and Targeted agreed to collaborate in the further development and commercialization of a CFTR gene therapy product for the treatment of cystic fibrosis. In connection with entering into the Master Agreement, Celltech and Targeted are parties to a license and collaboration agreement dated November 23, 1998 (the “License Agreement”) and a supply agreement dated November 23, 1998 (the “Supply Agreement”).

B.    In connection with the Master Agreement, Medeva and Targeted enter into a credit agreement, dated November 23, 1998 (the “Credit Agreement”). Pursuant the Credit Agreement, Targeted issued a promissory note, dated November 23, 1998, in favor of Medeva in the aggregate principal amount of Two Million United States Dollars (US$2,000,000) which is due and payable on August 23, 2003 (the “Note”).

C.    The Master Agreement, the License Agreement, the Supply Agreement and the Credit Agreement are referred to herein collectively as “the Agreements”.

D.    Pursuant to the License Agreement, Targeted has invoiced Celltech costs of approximately US$1,423,000 related to development and clinical evaluation of CFTR gene therapy product which are unpaid, and has incurred or may incur additional product clinical development, patent prosecution and expenses that have not yet been billed to Celltech (collectively, the “Development Costs”).

E.    On November 27, 2002, Celltech gave notice, in accordance with Article 8.6 and Article 5.2.1 of the Master Agreement, to Targeted terminating the Master Agreement, the License Agreement and the Supply Agreement.

F.    Celltech and Targeted seek to avoid the burdens and uncertainties of litigation and wish, by this Agreement, to compromise and settle the claims and/or causes of action against one another arising out of or related to the Development Costs and the Note as specifically set forth in this Agreement.

Agreement

Now therefore, in consideration of the promises and releases herein contained, the Parties agree as follows:

1.    Note Cancellation.  Concurrently with the execution of this Agreement and in consideration of Targeted’s full and complete release of Celltech from any and all claims and demands for the Development Costs that have been or may be incurred by Targeted, Medeva agrees that such release constitutes payment in full of all amounts that are or may be owed by Targeted to Medeva under the Note.

2.    Release of Development Costs Claim.  Concurrently with the execution of this Agreement and in consideration of Medeva’s full and complete release of Targeted from any and all claims and demands for payment of all amounts that are or may be owed by Targeted to Medeva under the Note, Targeted agrees that such release constitutes payment in full of all amounts that are or may be owed by Medeva to Targeted for the Development Costs.

3.    Termination of the Master Agreement.  The Parties agree that the Master Agreement, the License Agreement and the Supply Agreement are terminated immediately pursuant to Section 5.2 of the Master Agreement and Targeted waives the required one hundred eighty (180) day notice period under the Master Agreement.

4.    Termination of the Credit Agreement.  The Parties agree that the Credit Agreement shall be terminated in its entirety and shall be of no further force or effect from the date of this Agreement.

5.    Mutual Release.  In consideration of the benefits described herein, Celltech and Targeted hereby release one another from any and all claims, demands, rights, and causes of action of any kind and nature arising out of the Note and/or the Development Costs.

6.    Execution of Documents.  The Parties agree to sign, execute and deliver, or cause to be done, all such other acts and things as may be necessary to carry out the provisions and intent of this Agreement, including the delivery of the Note marked “Paid in Full” to Targeted by Celltech.

7.    Successors.  This Agreement shall be binding on, and shall inure to the benefit of, the Parties and their respective successors.

8.     Interpretation and Construction.  This Agreement has been reviewed and approved by each of the Parties and their attorneys. In the event it should be determined that any provision of this Agreement is uncertain or ambiguous, the language in all parts of this Agreement shall be in all cases construed as a whole according to its fair meaning and not strictly construed for or against any Party.

9.    Waiver of Breach.  The failure of either Party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

10.    Governing Law.  The Governing Law provisions of Article 7.1 and the Courts Law provisions of Article 7.3 of the Master Agreement will govern this Agreement.

11.    Nonadmission of Liability.  This Agreement shall not be construed as an admission of wrongdoing by either party.

12.    Survival.  Other than the foregoing changes, the terms of the Master Agreement, the License Agreement and the Supply Agreement intended to survive their termination under Article 5.8 of the Master Agreement shall remain unchanged.

13.    Final Agreement.  This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof, no changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail; but the provision of this Agreement which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

AGREED AND ACCEPTED:

CELLTECH PHARMACEUTICALS INC.		TARGETED GENETICS CORPORATION.

By:	/s/ Ingelise Saunders	By:	/s/ Todd E. Simpson
Print Name: Ingelise Saunders		Print Name: Todd E. Simpson
Its: President		Its: Chief Financial Officer

MEDEVA LIMITED

By:	/s/ Peter V. Allen
Print Name: Peter V. Allen
Its: Chief Financial Officer